Exhibit 10.1
August 20, 2007
Mr. Robin Easton
1509 85th Avenue NE
Clyde Hill, WA 98004
Dear Robin,
On behalf of Blue Nile, Inc. (the “Company”), I am pleased to offer you the position of Chief Financial Officer, reporting to Diane Irvine. The terms of your relationship with the Company will be as indicated herein.
1.	Position. You will become the Chief Financial Officer for the Company. As such, you will have responsibilities as determined by the President.

2.	Base Salary. You will be paid a monthly salary of $16,667 less payroll deductions and all required withholdings, which represents an annualized rate of $200,000. Your wage will be payable in accordance with the Company’s standard payroll policies. The Company may modify your compensation from time to time as it deems necessary.

3.	Performance Bonus. You will be paid an annual performance bonus with a target payout of $100,000. Your performance bonus can range from 0% to 200% of target based on the performance of the Company and your individual performance against key objectives. This bonus amount will be prorated for 2007 based on the number of months you are employed by the Company (employment for a partial month will be calculated as if employed for the full month).

4.	Stock Options. We will recommend to the Board of Directors or Subcommittee thereof, that you be granted the greater of: (1) a non-statutory stock option to purchase 30,000 shares of common stock of the Company; or (2) a non-statutory stock option valued at $925,000 on the date of grant (your starting date), such value to be calculated based upon the Company’s per share Black-Scholes methodology for expensing its stock options (utilizing the assumptions the Board or Subcommittee determines at or before the date of grant). The exercise price of your stock option will be the closing sales price (or the closing bid, if no sales were reported) as quoted on the NASDAQ National Market on the last market trading day prior to the date of grant. One fourth (1/4) of the shares subject to such option will vest on the first year anniversary of your hire date and one forty-eighth (1/48) of the shares subject to such option will vest each month thereafter as long as your employment continues with the Company. The Company’s 2004 Equity Incentive Plan, the Grant Notice and the Stock Option Agreement shall govern the terms of this option grant in all respects.

5.	Benefits. You will be eligible to receive healthcare and dental benefits, life and disability insurance, transportation allowance, and a 401(k) plan effective on the first of the month following your date of hire. The Company may modify your benefits from time to time as it deems necessary.

6.	Standard Employee Agreement. As a condition to your employment, you are required to sign and comply with the Company’s standard Employee Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition Agreement relating to the protection of the Company’s proprietary and confidential information and assignment of inventions. In addition, you will be required to abide by the Company’s strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

7.	Employee Handbook. As a Company employee, you will be expected to abide by the Company’s rules and standards. You further understand that you will be required to acknowledge and sign that you have received a copy of the Company’s Employee Handbook and that you understand the Company’s policies set forth in the Company’s Employee Handbook.

8.	Federal Immigration Law. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

9.	At-Will Employment. Your employment is at-will, as defined under applicable law. This means you may voluntarily quit at any time, for any reason or for no reason, simply by notifying the Company. Likewise, the Company may terminate your employment at any time, for any reason or for no reason, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

10.	Entire Agreement. This Agreement, together with your Employee Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition Agreement, constitutes the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether written or oral.

11.	Start Date. To be determined.
Again, let me indicate how pleased we all are to extend this offer, and how much we look forward to working together. Please indicate your acceptance by signing and returning the enclosed copy of this letter.

Very truly yours, Blue Nile Inc.
/s/ Mark Vadon
Mark Vadon, CEO

The foregoing terms and conditions are hereby accepted:

Signed:	/s/ Robin Easton
Robin Easton
Dated:       8/20/2007